EXHIBIT 99.1

PRESS RELEASE

Monadnock Bancorp, Inc.	603.924.9654
1 Jaffrey Road	www.monadnockbank.com
Peterborough, NH 03458

FOR IMMEDIATE RELEASE

For Additional Information Contact:

Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654

kbetz@monadnockbank.com

Monadnock Bancorp, Inc. Announces First Quarter Results

Peterborough, New Hampshire – April 16, 2009 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced net income of $50,000 for the three months ended March 31, 2009 compared with net income of $23,000 for the three months ended March 31, 2008.  Basic and diluted earnings per share available to common shareholders were $0.02 for the three months ended March 31, 2009 and for the three months ended March 31, 2008.  Book value per common share and tangible book value per common share were $8.10 and $7.95, respectively, at March 31, 2009 compared with $7.69 and $7.53, respectively, at March 31, 2008.

The increase in earnings for the three months ended March 31, 2009 compared with the same period a year earlier was primarily attributable to an increase in net interest and dividend income of $113,000, an increase in noninterest income of $16,000, a decrease in the provision for loan losses of $16,000, partially offset by an increase in noninterest expense of $102,000 and an increase in income tax expense of $17,000.

Net interest and dividend income increased $113,000, or 16.9%, to $783,000 for the three months ended March 31, 2009 compared to $670,000 for the three months ended March 31, 2008.  This increase reflected a $12,000 increase in interest and dividend income and a $101,000, or 10.8%, decrease in interest expense.  The increase in interest and dividend income was due to an increase in the average balance of interest-earning assets by $13.5 million to $122.3 million for the quarter ended March 31, 2009 compared to $108.8 million for the quarter ended March 31, 2008, partially offset by a decrease in the overall yield on interest-earning assets by 57 basis points to 5.37% for the quarter ended March 31, 2009 compared to 5.94% for the quarter ended March 31, 2008.  The decrease in interest expense was primarily due to a decrease in the overall cost of interest-bearing liabilities by 88 basis points to 3.03% for the quarter ended March 31, 2009 from 3.91% for the quarter ended March 31, 2008, partially offset by an increase in the average balance of interest-bearing liabilities by $15.4 million to $111.9 million for the quarter ended March 31, 2009 compared to $96.5 million for the quarter ended March 31, 2008.  The decrease in the cost of interest-bearing liabilities was the result of the Federal Reserve’s actions to lower market interest rates.

The interest rate spread was 2.34% for the three months ended March 31, 2009 compared to 2.03% for the three months ended March 31, 2008 and 2.29% for the three months ended December 31, 2008.  The net interest margin for the three months ended March 31, 2009 was 2.60% compared to 2.47% for the three months ended March 31, 2008 and 2.65% for the three months ended December 31, 2008.  On February 26, 2009, the Federal Home Loan Bank of Boston announced that dividend payments for the first quarter of 2009 were suspended and that it is unlikely that dividends will be paid in 2009.  The FHLB stock owned by Monadnock Bancorp, Inc. was considered a noninterest earning asset for the first quarter of 2009 and has been excluded from the calculation for interest rate spread and net interest margin.  FHLB dividend payments totaling approximately $23,000 and $14,000 were received for the three months ended March 31, 2008 and the three months ended December 31, 2008, respectively.

The provision for loan losses was $44,000 for the three months ended March 31, 2009 compared with $60,000 for the three months ended March 31, 2008.  The provision for the first quarter of 2009 was primarily due to an increase in the provision related to residential real estate loans for economic factors due to an increase in the level of unemployment rates in the Bank’s primary market areas as well as weakness identified in a residential land loan. The provision for the three months ended March 31, 2008 was primarily due to net charge-offs of $88,000 for the three months ended March 31, 2008 as compared with $9,000 for the three months ended March 31, 2009.  The allowance for loan losses as of March 31, 2009 was maintained at a level that represents management's best estimate of losses inherent in the loan portfolio. Although we believe that we have established the allowance for loan losses at levels to absorb probable and estimable losses, future additions or deductions may be necessary if economic or other conditions in the future differ from the current environment.

Noninterest income increased $16,000, or 9.94%, to $177,000 for the three months ended March 31, 2009 from $161,000 for the three months ended March 31, 2008.  The increase was primarily attributable to net gains on sales of available-for-sale securities of $106,000 for the three months ended March 31, 2009 compared with $84,000 for the three months ended March 31, 2008.

Noninterest expense increased $102,000, or 14.0% to $829,000 for the three months ended March 31, 2009 compared with $727,000 for the three months ended March 31, 2008.  Salaries and employee benefits expense increased $15,000 from $364,000, or 50.1%, of total noninterest expense for the three months ended March 31, 2008 to $379,000, or 45.7%, of total noninterest expense for the three months ended March 31, 2009.  This increase in salaries and employee benefits expense resulted from normal salary increases and increased health care costs. Other increases in noninterest expense related primarily to a $49,000 increase in other real estate owned and collection expense, a $29,000 increase in professional fees and a $12,000 increase in FDIC insurance premiums.  The increase in other real estate owned and collection expense was related to the costs associated with having four properties in other real estate owned as of March 31, 2009.  The increase in professional fees was due to additional legal costs associated with our participation in the U.S. Treasury’s Capital Purchase Program (“CPP”) as well as additional costs associated with preparing to become compliant with the requirements of the Sarbanes-Oxley Act for the year ended December 31, 2009.  In addition, the increase in FDIC insurance premiums was the result of the FDIC increasing insurance premiums by an additional 7 basis points in the first quarter of 2009.  In addition, the cost of FDIC insurance premiums is expected to increase with the additional assessments that have been approved related to the level of FHLB advances as a percentage of domestic deposits as well as a proposed special assessment for the second quarter of 2009 which will have a negative impact on earnings.

Total assets decreased $1.3 million, or 1.0%, to $126.3 million at March 31, 2009 compared with $127.6 million at December 31, 2008.  Our net loan portfolio decreased by $663,000, or 1.0%, to $70.0 million at March 31, 2009 from $70.7 million at December 31, 2008.  The decrease in loans was primarily due to net loan payments and payoffs totaling $1.6 million in our one- to four-family residential loan portfolio which included a reduction of $428,000 in previously purchased loans during the first quarter of 2009.  The low interest rate environment during the first quarter of 2009 has encouraged borrowers to refinance their 15 year and 30 year mortgages into lower interest rates, of which the Bank is keeping only 15 year mortgages in its loan portfolio.  Also, given the current interest rate environment, we decided to originate and sell production of 30-year fixed rate mortgages beginning in the first quarter of 2009 which reduced our growth in this loan category.  Loan growth during the first quarter of 2009 was primarily concentrated in construction and land development loans which increased $785,000 to $1.35 million at March 31, 2009.  Total deposits increased $4.4 million to $66.2 million at March 31, 2009 from $61.8 million at December 31, 2008.  Interest-bearing deposits increased $3.7 million to $60.9 million at March 31, 2009 from $57.2 million at December 31, 2008, while noninterest-bearing deposits increased $736,000 during the first quarter of 2009.  Time certificates and NOW accounts increased $2.6 million and $943,000, respectively during the first quarter of 2009.  The increase in time certificates was the direct result of our marketing initiatives in this area as well as paying competitive rates on this product.  The increase in NOW accounts was primarily attributable to a $924,000 increase in our Rewards Checking account product during the first quarter of 2009.

Total nonperforming assets increased $103,000 to $1.1 million or 0.90% of total assets at March 31, 2009 compared with $1.0 million or 0.81% of total assets at December 31, 2008.

President and Chief Executive Officer William M. Pierce, Jr. said, “We are pleased to report solid growth in our Rewards Checking product as well as an increase in the book value and tangible book value per common share.  We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value.”  For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:

Statements contained in this news release that are not historical facts may constitute “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, the impact of the U.S. Government’s economic stimulus program and its various financial institution rescue plans including the Troubled Asset Relief Program (“TARP”), economic conditions in the states of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.